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Exhibit No. 11.   Statement re:  Computation of Per Share Earnings for the nine months and three months ended September 30, 1996 and 1995 (in thousands except per share data.)(1)

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

                                                NINE MONTHS ENDED                 THREE MONTHS ENDED
                                                  SEPTEMBER 30,                     SEPTEMBER 30,
                                             1996             1995             1996             1995
                                          -----------------------------      ----------------------------

Net income (loss)                           $ 348            $ 593           $ (420)            $ 189
                                            =====            =====           ======             =====

Weighted average shares outstanding         3,133            3,315            3,089             3,322

Common stock equivalents due to
  dilutive effect of stock options             --               --               --                --

Total weighted average common shares
  and equivalents outstanding               3,133            3,315            3,089             3,322
                                            =====            =====            =====             =====

Primary earnings per share                  $0.11            $0.14           $(0.13)            $0.06
                                            =====            =====           ======             =====

Total weighted average common shares
  and equivalents outstanding               3,133            3,315            3,089             3,322

Additional dilutive shares using the end
  of period market value versus the
  average market value when applying
  the treasury stock method(2)               N/A              N/A              N/A               N/A

Total weighted average common shares
  and equivalents outstanding for fully
  diluted computation                       3,133            3,315            3,089             3,322
                                            =====            =====            =====             =====

Fully diluted earnings (loss) per share     $0.11            $0.14           $(0.13)            $0.06

                                            =====            =====           ======             =====
(1) The Company's common stock was issued February 14, 1995 in connection with the conversion of Watsonville Federal Savings and Loan Association from mutual to stock form.  Net income and common stock shares outstanding for the period from February 15, 1995 to September 30, 1995 were used to compute net income per share for the nine months ended September 30, 1995.
(2) Fully dilutive earnings per share did not result in dilution of three percent or more or are anti-
    dilutive and are, therefore, not separately presented in the consolidated statements of operations.

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